UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 6, 2005

Medeorex, Inc.

(Exact name of Registrant as specified in its charter)

New York	333-46828	13-3526402
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 Third Avenue, 40th Floor, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 838 2585

Clixtix, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

On May 6, 2005, the Registrant signed a term sheet with CardioGenics Inc., an Ontario-based biotechnology company, for the acquisition by the Registrant of the capital stock of CardioGenics. The acquisition will be completed through a merger between CardioGenics and a to-be-formed wholly owned Ontario subsidiary of the Registrant, pursuant to which the Registrant will issue shares of its common stock to the shareholders of CardioGenics. Following the merger, the current shareholders of CardioGenics will hold 75% of the outstanding shares of common stock of the Registrant and the Registrant’s current shareholders will own 25% of the Registrant’s outstanding shares of common stock. As part of the transaction, outstanding CardioGenics debentures will be redeemed for cash or, at the option of the debenture holder, converted into shares of CardioGenics common stock which will be exchanged for the Registrant’s common stock pursuant to the merger. Holders of warrants to purchase CardioGenics common stock will receive warrants to purchase the Registrant’s common stock as part of the merger.

Completion of the transaction is subject to certain conditions, including:

•	satisfactory completion of due diligence;

•	agreement on definitive documentation;

•	identification and verification of CardioGenics’ intellectual property;

•	receipt of a fairness opinion as to the valuation of CardioGenics;

•	entry into an employment agreement with the Chief Executive Officer of CardioGenics;

•	entry into a consulting agreement with an affiliate of the Registrant relating to certain investor relations, financial consulting and business development services;

•	board of directors and shareholders approval of the Registrant and CardioGenics.

After completion of the transaction, CardioGenics will operate as a wholly owned subsidiary of the Registrant. Following the transaction, the Registrant’s board of directors will consist of five directors, including a Chairman to be nominated by CardioGenics, two directors nominated by the Registrant, at least one of whom is an independent director, and two directors to be nominated by CardioGenics, at least one of whom is an independent director.

The transaction is expected to close by June 24, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Medeorex, Inc. (Registrant)

Date: May 11, 2005	By:	/s/ Dr. Jack Kachkar
Dr. Jack Kachkar
Chairman and President